Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS SECOND QUARTER 2011 RESULTS

CABLEVISION COMPLETES SPIN-OFF OF AMC NETWORKS INC.

Bethpage, N.Y., August 9, 2011 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the second quarter ended June 30, 2011.  Historical financial results of AMC Networks Inc. are reflected in discontinued operations for all periods presented through June 30, 2011, the AMC Networks Distribution date.

Second quarter consolidated net revenues grew 9.1% to $1.689 billion compared to the prior year period, consolidated adjusted operating cash flow (“AOCF”)1 grew 2.3% to $573.5 million and consolidated operating income decreased 5.0% to $312.4 million, all compared to the prior year period.  Second quarter 2011 results reflect the Bresnan properties acquired on December 14, 2010.  In addition, second quarter 2010 AOCF and operating income include a $23.0 million non-recurring favorable programming cost adjustment.  If both of these items were excluded, revenue, AOCF and operating income growth for the quarter compared to the prior year period would have been 1.5%, 0.3% and 3.1%, respectively.

Operating highlights for the second quarter 2011 include:
•	Year to date Consolidated Free Cash Flow from Continuing Operations1 of $354.3 million, including $27.0 million from Bresnan
•	Cable advertising revenue growth of 12.8% (excluding Bresnan), our seventh consecutive quarter of double digit ad sales growth
•	Lightpath AOCF growth of 17.0% in the second quarter of 2011, compared to the prior year period.

Cablevision President and CEO James L. Dolan commented:  "With the successful completion of the AMC Networks spin-off, Cablevision's consolidated results are now primarily driven by our telecommunications operations, which experienced solid revenue growth in the second quarter due largely to our Bresnan properties.  The company also continued to generate healthy free cash flow.  Moving forward, as we roll out new innovations like our iPad app and DVR Plus, Cablevision is more focused than ever on the strength of our telecommunications business and on creating additional value for our customers and shareholders," concluded Mr. Dolan.

1.
See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Telecommunications Services – Cable Television and Lightpath
Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure -- and its “Optimum Lightpath” branded commercial data and voice services.   Second quarter 2011 Telecommunications and Cable Television results below reflect the Bresnan properties acquired on December 14, 2010.

Telecommunications Services net revenues for the second quarter 2011 rose 9.8% to $1.578 billion, AOCF grew 1.8% to $625.4 million and operating income decreased 4.3% to $383.7 million, all compared to the prior year period.  Second quarter 2010 AOCF and operating income results included a non-recurring, favorable programming cost adjustment of $23.0 million.  Revenue, AOCF and operating income growth compared to the prior year period would have been 1.7%, 0.0% and 2.4%, respectively, if the 2010 programming cost adjustment and the 2011 Bresnan results were excluded.

The following table illustrates the change in the Telecommunications Services customer base during the second quarter of 2011:

Customer Data
(in thousands)	Total March 31, 2011	Net Gain/ (Loss)(a)	Total June 30, 2011

Total Customers(b)	3,658	(17)	3,641

Video Customers	3,306	(23)	3,283
High-Speed Data Customers	2,927	5	2,932
Voice Lines(c)	2,919	27	2,946

Serviceable Passings	5,550	11	5,561

(a)
Includes the loss of two thousand total customers, loss of three thousand video customers, addition of two thousand high-speed data customers, six thousand voice lines, and seven thousand serviceable passings from Bresnan in the second quarter of 2011.

(b)	Total customers are defined as the number of households/businesses who receive at least one of the company's services at Cable Television and Lightpath.
(c)	Total lines of voice service at Cable Television and Lightpath.

Cable Television
Cable Television second quarter 2011 net revenues increased 9.8% to $1.506 billion, AOCF increased 1.1% to $592.7 million and operating income decreased 5.4% to $373.2 million, all compared to the prior year period.  The increase in revenue compared to the prior year period was due primarily to the addition of Bresnan in the results for the second quarter 2011.  Excluding Bresnan, revenue growth would have been 1.3%, compared to the prior year period.  Second quarter 2010 AOCF and operating income results included a favorable programming cost adjustment of $23.0 million.  Second quarter 2011 AOCF would have been down 0.9% and operating income would have grown 1.2%, both compared to the prior year period, if the 2010 programming cost adjustment and the second quarter 2011 Bresnan results were excluded.

Optimum Lightpath
For second quarter 2011, Lightpath net revenues increased 9.0% to $77.1 million, AOCF increased 17.0% to $32.7 million and operating income increased 73.5% to $10.6 million, each as compared to the prior year period.  The improved results were driven primarily by a 22.9% increase in revenue from Ethernet services, offset in part by higher operating expenses to support the increase in Ethernet installations.

Other
Other primarily consists of Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corporation (previously known as Rainbow Advertising Sales Corporation (“RASCO”)) and unallocated corporate general and administrative costs.

Second quarter 2011 net revenues were essentially flat (down 0.6%) at $116.4 million, AOCF deficit improved 2.9% to a deficit of $51.9 million and operating loss was essentially flat (up 0.7%) at a loss of $71.3 million all compared to the prior year period.  Revenue growth at News 12, Clearview Cinemas and Cablevision Media Sales offset the continued decline of advertising revenues at Newsday.  The AOCF deficit improved as lower corporate costs more than offset the impact to AOCF of the revenue decline at Newsday discussed above.

Other Matters
AMC NETWORKS DISTRIBUTION
On June 30, 2011, Cablevision distributed to its stockholders all of the outstanding common stock of AMC Networks Inc. ("AMC Networks" formerly Rainbow Media Holdings LLC), a company which consists principally of national programming networks, including AMC, WE tv, IFC and Sundance Channel, previously owned and operated by the Company's Rainbow segment (the "AMC Networks Distribution").  The AMC Networks Distribution took the form of a distribution by Cablevision of one share of AMC Networks Class A Common Stock for every four shares of Cablevision NY Group ("CNYG") Class A Common Stock held of record on June 16, 2011 (the "AMC Networks Distribution Record Date") and one share of AMC Networks Class B Common Stock for every four shares of CNYG Class B Common Stock held of record on the AMC Networks Distribution Record Date.

As a result of the AMC Networks Distribution, the Company no longer consolidates the financial results of AMC Networks for the purpose of its own financial reporting and the historical financial results of AMC Networks have been reflected in the Company's condensed consolidated financial statements as discontinued operations for all periods presented through the AMC Networks Distribution date.

RETURN OF CAPITAL
During the second quarter of 2011, Cablevision repurchased approximately 4.2 million shares of its Class A common stock for approximately $143.9 million.

On August 5, 2011, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on September 9, 2011 to shareholders of record at the close of business on August 19, 2011.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation's leading media and telecommunications companies. In addition to delivering its Optimum-branded cable, Internet, and voice offerings throughout the New York area, the company owns and operates cable systems serving homes in four Western states.  Cablevision’s local media properties include News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision also owns and operates Clearview Cinemas.  Additional information about Cablevision is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Executive Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com
The conference call will be Webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 88555713
Conference call replay number (855) 859-2056/ Conference ID Number 88555713 until August 16, 2011

  CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011(a)	2010(a)	2011(a)	2010(a)

Revenues, net	$1,688,681	$1,548,203	$3,343,805	$3,057,994

Adjusted operating cash flow	573,455	560,643	$1,128,971	$1,065,680
Share-based compensation expense	(13,315)	(13,510)	(25,879)	(24,628)
Restructuring expense	(94)	(158)	(265)	(161)
Operating income before depreciation and amortization	560,046	546,975	1,102,827	1,040,891
Depreciation and amortization (including impairments)	247,605	217,987	492,788	433,190
Operating income	312,441	328,988	610,039	607,701
Other income (expense):
Interest expense, net	(188,295)	(188,898)	(379,379)	(352,442)
Gain (loss) on investments, net	13,312	(31,366)	72,384	10,928
Gain (loss) on equity derivative contracts, net	(2,823)	32,292	(42,881)	(2,741)
Loss on interest rate swap contracts, net	(5,497)	(21,771)	(9,686)	(56,880)
Loss on extinguishment of debt and write-off of deferred financing costs	-	(110,049)	-	(110,049)
Miscellaneous, net	238	240	455	585
Income from continuing operations before income taxes	129,376	9,436	250,932	97,102
Income tax benefit (expense)	(59,836)	11,092	(112,379)	(31,853)
Income from continuing operations	69,540	20,528	138,553	65,249
Income from discontinued operations, net of income taxes	18,592	40,553	53,623	70,020
Net income	88,132	61,081	192,176	135,269
Net income attributable to noncontrolling interests	(288)	(217)	(267)	(245)
Net income attributable to Cablevision Systems Corporation stockholders	$87,844	$60,864	$191,909	$135,024

Basic net income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.25	$0.07	$0.49	$0.22
Income from discontinued operations	$0.07	$0.14	$0.19	$0.24
Net income	$0.32	$0.21	$0.68	$0.46
Basic weighted average common shares (in thousands)	278,303	295,762	280,203	294,828

Diluted net income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.24	$0.07	$0.48	$0.21
Income from discontinued operations	$0.06	$0.13	$0.19	$0.23
Net income	$0.31	$0.20	$0.66	$0.45
Diluted weighted average common shares (in thousands)	286,154	303,914	288,674	303,373

Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$69,252	$20,311	$138,286	$65,004
Income from discontinued operations, net of income taxes	18,592	40,553	53,623	70,020
Net income	$87,844	$60,864	$191,909	$135,024

(a)
Operating results of AMC Networks Inc. are included in discontinued operations for all periods presented.  In addition, the operating results of The Madison Square Garden Company through February 9, 2010 are included in discontinued operations for the six months ended June 30, 2010.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:
•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•
Restructuring credit (expense).  This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•
Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Six Months Ended June 30,
	2011(a)	2010(a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(b)

Net cash provided by operating activities(c)	$699,592	$624,345
Less: capital expenditures(d)	(345,298)	(353,045)
Consolidated free cash flow from continuing operations	$354,294	$271,300

(a)	Operating results of AMC Networks Inc. and The Madison Square Garden Company, through the date of their respective distributions, are included in discontinued operations.
(b)	See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.
(c)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)	See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended June 30,		%
	2011(a)	2010(a)	Change

Cable Television(b)	$1,505,785	$1,371,533	9.8%
Optimum Lightpath	77,098	70,763	9.0%
Eliminations(c)	(4,846)	(5,135)	5.6%
Telecommunications	1,578,037	1,437,161	9.8%
Other(d)	116,399	117,126	(0.6)%
Eliminations(e)	(5,755)	(6,084)	5.4%
Total Cablevision	$1,688,681	$1,548,203	9.1%

	Six Months Ended June 30,		%
	2011(a)	2010(a)	Change

Cable Television(b)	$2,992,689	$2,714,905	10.2%
Optimum Lightpath	154,366	138,911	11.1%
Eliminations(c)	(9,878)	(10,650)	7.2%
Telecommunications	3,137,177	2,843,166	10.3%
Other(d)	217,987	226,869	(3.9)%
Eliminations(e)	(11,359)	(12,041)	5.7%
Total Cablevision	$3,343,805	$3,057,994	9.3%

(a)	Operating results of AMC Networks Inc. and The Madison Square Garden Company, through the date of their respective distributions, are included in discontinued operations.
(b)	Cable Television results for the three and six months ended June 30, 2011 include the results of Bresnan acquired in December 2010.
(c)	Represents intra-segment revenues.
(d)	Represents results from Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corp. (previously known as RASCO) and certain other items.
(e)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended June 30,		%	Three Months Ended June 30,		%
	2011(a)	2010(a)	Change	2011(a)	2010(a)	Change

Cable Television(b)	$592,689	$586,182	1.1%	$373,174	$394,683	(5.4)%
Optimum Lightpath	32,696	27,944	17.0%	10,552	6,082	73.5%
Telecommunications	625,385	614,126	1.8%	383,726	400,765	(4.3)%
Other(c)	(51,930)	(53,483)	2.9%	(71,285)	(71,777)	0.7%
Total Cablevision	$573,455	$560,643	2.3%	$312,441	$328,988	(5.0)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Six Months Ended June 30,		%	Six Months Ended June 30,		%
	2011(a)	2010(a)	Change	2011(a)	2010(a)	Change

Cable Television(b)	$1,174,597	$1,118,950	5.0%	$738,489	$738,157	0.0%
Optimum Lightpath	65,191	53,796	21.2%	21,461	11,048	94.3%
Telecommunications	1,239,788	1,172,746	5.7%	759,950	749,205	1.4%
Other(c)	(110,817)	(107,066)	(3.5)%	(149,911)	(141,504)	(5.9)%
Total Cablevision	$1,128,971	$1,065,680	5.9%	$610,039	$607,701	0.4%

(a)	Operating results of AMC Networks Inc. and The Madison Square Garden Company, through the date of their respective distributions, are included in discontinued operations.
(b)	Cable Television results for the three and six months ended June 30, 2011 include the results of Bresnan acquired in December 2010.
(c)
Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corp (previously known as RASCO) and certain other items.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF OPERATING STATISTICS
(Unaudited)

TELECOMMUNICATIONS	June 30, 2011	March 31, 2011	June 30, 2010 (a)

(in thousands)
Total Customers(b)	3,641	3,658	3,340
Video Customers	3,283	3,306	3,067
High-Speed Data Customers(c)	2,932	2,927	2,640
Voice Lines(d)	2,946	2,919	2,678

Serviceable Passings(e) (in thousands)	5,561	5,550	4,856

Penetration
Customers to Serviceable Passings	65.5%	65.9%	68.8%
Video to Serviceable Passings	59.0%	59.6%	63.2%
High-Speed Data to Serviceable Passings	52.7%	52.7%	54.4%
Voice Lines to Serviceable Passings	53.0%	52.6%	55.2%

Revenues for the three months ended
(dollars in millions)

Video(f)	$888	$884	$814
Telecom Services (HSD, Voice and Lightpath)	630	622	572
Advertising	40	33	33
Other(g)	20	20	18
Total Telecommunications Revenue	$1,578	$1,559	$1,437

Average Monthly Cable Television Revenue per Video Customer (“RPS”) (h)

NY Metro service area	$154.86	$152.27	$149.12
Bresnan Cable service area	$127.91	$125.10	n/a
Combined RPS	$152.36	$149.75	n/a

(a)	Prior to the Bresnan acquisition in December 2010.
(b)	Number of households/businesses who receive at least one of the company's services at Cable Television and Lightpath.
(c)	Includes Cable Television and Lightpath.
(d)	Total lines of voice service at Cable Television and Lightpath.
(e)	Includes residential and commercial passings, and Lightpath customers.
(f)	Includes equipment rental, DVR, VOD and PPV revenue.
(g)	Includes installation revenue, NY Interconnect, home shopping and other product offerings and eliminations.
(h)	RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

June 30, 2011

Cash and cash equivalents	$356,851

Credit facility debt	$4,983,270
Senior notes and debentures	5,252,528
Collateralized indebtedness	425,822
Capital lease obligations and other	36,309
Debt	$10,697,929

LEVERAGE

Debt	$10,697,929
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	425,822
Cash and cash equivalents	356,851
Net debt	$9,915,256

	Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.4	x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.1	x
CSC Holdings notes and debentures leverage ratio(d)(e)	3.1	x
Cablevision senior notes leverage ratio(e)(f)	4.4	x
Bresnan notes leverage ratio(g)	7.2	x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	AOCF is annualized based on the second quarter 2011 results, as reported.
(d)
Reflects the debt to cash flow ratios applicable under CSC Holdings’ credit facility debt agreement and senior notes indentures (which exclude Cablevision’s approximately $2.2 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Bresnan and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.33 billion and $2.32 billion, respectively.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.
(f)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $2.2 billion of senior notes plus the $754 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)	Reflects the debt to cash flow ratio under the Bresnan Broadband Holdings, LLC notes indentures. The annualized AOCF (as defined) used in the notes ratio is $141.1 million.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2011(a)	2010(a)
CAPITAL EXPENDITURES

Consumer premise equipment	$53,115	$88,224
Scalable infrastructure	66,024	36,045
Line extensions	11,024	8,325
Upgrade/rebuild	8,867	4,938
Support	36,167	33,349
Total Cable Television	175,197	170,881
Optimum Lightpath	25,181	23,500
Total Telecommunications	200,378	194,381
Other(b)	13,906	12,547
Total Cablevision	$214,284	$206,928

	Six Months Ended June 30,
	2011(a)	2010(a)
CAPITAL EXPENDITURES

Consumer premise equipment	$105,673	$166,922
Scalable infrastructure	94,928	51,273
Line extensions	19,584	16,685
Upgrade/rebuild	13,052	8,588
Support	48,997	49,496
Total Cable Television	282,234	292,964
Optimum Lightpath	43,339	44,451
Total Telecommunications	325,573	337,415
Other(b)	19,725	15,630
Total Cablevision	$345,298	$353,045

(a)	Capital expenditures of AMC Networks Inc. and The Madison Square Garden Company, now reflected in discontinued operations, are not included in the table above.
(b)	Other includes Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corporation (formally RASCO) and Corporate.